                                                                    EXHIBIT 23.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 20, 1998 relating to the consolidated balance sheets of F&M Bancorp and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 which report is included in the Registration Statement S-4, which is to be filed on October 15, 1998 regarding F&M Bancorp's acquisition of Monocacy Bancshares, Inc.

                                          /s/ Arthur Andersen LLP
                                          --------------------------------------
                                          ARTHUR ANDERSEN LLP

Washington, D.C.
October 15, 1998